                                                                    EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 22, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 16, 2002 of St. John Knits International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


Arthur Andersen LLP

cc: Mr. Roger Ruppert, St. John Knits International, Inc.